EXHIBIT 3.1

ARTICLES OF INCORPORATION OF REGISTRANT

ARTICLES OF INCORPORATION
OF
1ST PACIFIC BANCORP

ONE:  NAME

The name of the corporation is:

1st Pacific Bancorp

TWO:  PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporations Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:  AUTHORIZED STOCK

(a)           This corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock, respectively.  The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 10,000,000.

(b)           The Preferred Stock may be divided into such number of series as the board of directors may determine.  The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

FOUR:  DIRECTOR LIABILITY

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

FIVE:  INDEMNIFICATION

The corporation is authorized to indemnify its agents (as defined from time to time in Section 317 of the California Corporations Code) to the fullest extent permissible under California law.  Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of an agent of the corporation existing at the time of such amendment, repeal or modification.

SIX:  AGENT FOR SERVICE OF PROCESS

The name and address in this State of this corporation’s initial agent for service of process is:

Gary Steven Findley
1470 North Hundley Street
Anaheim, California 92806

IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, the undersigned, constituting the incorporator of this corporation, has executed these Articles of Incorporation.

Dated:  August 3, 2006

/s/ Gary Steven Findley
Gary Steven Findley

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Gary Steven Findley
Gary Steven Findley